Exhibit 99.1

FACT Positioned to be Global Innovator in Fine Art and Collectible Authentication and Security

Toronto, ON – January 6, 2021– FACT, Inc., or Forensic Asset Certification Technology (OTC: FCTI), (“FACT, Inc.”) is pleased to announce that they are focused on the multibillion dollar fine art and collectible market by bringing forensic technology to combat fraud, forgeries and fakes through innovative security solutions.

FACT utilizes advanced forensic analysis tools and blockchain security to record asset data and provenance beyond what was previously possible. The fine art and collectibles market features over 50 million transactions generating over $80B in revenue annually, but widespread fraud and forgeries continue to plague the market and slow growth. Experts from the FBI, Interpol and the US Treasury estimate fraud and forgeries generate black market revenues of $6B from fine art, $2.5B from sports memorabilia and millions of dollars in numismatic coins. FACT is committed to ending this centuries old problem through their suite of services powered by their proprietary forensic methodology and technology.

FACT offers an array of products and services that includes authentication, condition reporting, GPS tracking, provenance data, as well as collection management – all stored securely on blockchain accessible in real time to the consumer. FACT developed a cutting-edge forensic imaging tool to capture a 3D model of the asset with micron level detail. The FACT system is an enhancement of the forensic ballistics technology trusted by law enforcement agencies worldwide. The system features automated analysis and reporting delivering objective information to the user. For centuries, professional services have relied primarily on what the observer can detect with the human eye, FACT is committed to removing subjectivity.

“At FACT we are constantly searching for new innovative solutions to address fraud,” says Patricia Trompeter, COO of FACT. “Our vision is to foster the trust and integrity of the market through verifiable data, so that someday collectors and professionals alike can comfortably engage in transactions certified and protected under the FACT brand. This vision is only achieved through continued innovation from FACT, incorporating feedback from our partners and valued customers. We have only just begun to scratch the surface the possible application of our technology as we integrate new and improved solutions daily. As we begin to rollout our offerings, we remain prepared to quickly adapt to feedback and utilize the initial data to drive our AI and machine learning. We are committed to delivering breakthrough products and services that will revolutionize security for the fine art and collectible market.”

ABOUT FACT INC.

FACT, Inc., or Forensic Asset Certification Technology (OTC: FCTI), operates globally offering products and services to revolutionize security for the art and collectibles market. FACT utilizes ballistics technology currently employed by global law enforcement agencies to authenticate and analyze fine art and collectibles. FACT, Inc. offers a suite of products that includes authentication, condition reporting, GPS tracking, provenance data, as well as collection management – all stored securely on blockchain accessible in real time to the consumer. The FACT, Inc software application is applicable to various channels within the fine art and collectible industry including secured lending, insurance, dealers, auction houses, and grading companies. FACT, Inc. is headquartered in Toronto, Ontario.

FACT, Inc

2 Toronto Street

Suite 231

Toronto, ON M5C 2B5

Contact: Patricia Trompeter, patricia@factsecured.com